Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE RESTATED CERTIFICATE OF INCORPORATION

OF

TREX COMPANY, INC.

1. The name of the Corporation is Trex Company, Inc. (the “Corporation”).

2. On April 30, 2014, the following amendment to the Restated Certificate of Incorporation of the Corporation was adopted:

Article IV is hereby amended and restated in its entirety as follows:

The Corporation shall have the authority to issue a total of eighty three million (83,000,000) shares of capital stock, each with a par value of $0.01, consisting of eighty million (80,000,000) shares of common stock and three million (3,000,000) shares of preferred stock.

3. The foregoing amendment was duly adopted by (i) the resolution of the Board of Directors of the Corporation adopted as of February 19, 2014 and (ii) the shareholders of the Corporation as of April 30, 2014 pursuant to Section 242 of the General Corporation Law of the State of Delaware.

4. The capital of the Corporation shall not be reduced under or by reason of this amendment.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this 30th day of April, 2014.

TREX COMPANY, INC.

By:	/s/ Ronald W. Kaplan
Name: Ronald W. Kaplan
Title: Chairman, President & Chief Executive Officer